Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE CONTAINER STORE GROUP, INC.

The Container Store Group, Inc., a corporation organized and existing under and by virtue of the provisions of, and subject to the requirements of, the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that:

The name of the corporation is The Container Store Group, Inc. (the “Corporation”). The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on June 29, 2007 under the name “TCS Holdings, Inc.” and was subsequently amended and restated with the filing of the Amended and Restated Certificate of Incorporation on November 6, 2013 (as amended, amended and restated, supplemented or otherwise modified prior to the filing of this Second Amended and Restated Certificate of Incorporation, the “Current Certificate of Incorporation”). This Second Amended and Restated Certificate of Incorporation (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Certificate of Incorporation”), which amends and restates the Current Certificate of Incorporation in its entirety, has been duly adopted without the need for approval of the Board of Directors of the Corporation or the stockholders of the Corporation pursuant to the First Amended Prepackaged Joint Plan of Reorganization of The Container Store Group, Inc. and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, which was approved by an order of the United States Bankruptcy Court for the Southern District of Texas, Houston Division, entered on January 24, 2025 in jointly administered chapter 11 cases captioned In re: The Container Store Group, Inc., et al., Case No. 24-90627 (ARP), and in accordance with Section 303 of the General Corporation Law. This Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of the State of Delaware.

The Current Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is The Container Store Group, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is c/o Cogency Global, Inc., 850 New Burton Rd #201, Dover, Delaware, 19904. The name of the registered agent of the Corporation at such address is Cogency Global, Inc.

THIRD: The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 5,000 shares of common stock, par value of $0.01 per share. Notwithstanding anything herein to the contrary, the Corporation shall not issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended (the “Bankruptcy Code”); provided, however, that the foregoing restriction (a) shall have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (b) shall only have such force and effect to the extent and for so long as such Section 1123(a)(6) is in effect and applies to the Corporation and (c) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

FIFTH: The election of directors need not be by written ballot.

SIXTH: The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the bylaws of the Corporation (the “Bylaws”), except to the extent that the Bylaws or this Certificate of Incorporation otherwise provide.

SEVENTH: To the fullest extent permitted by the General Corporation Law, including, without limitation, Section 102(b)(7) of the General Corporation Law, no director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of his or her fiduciary duty as a director; provided that nothing contained in this Article Seventh shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

EIGHTH: To the fullest extent permitted by Section 145 of the General Corporation Law, the Corporation shall indemnify any and all officers and directors of the Corporation from and against any and all of the expenses, liabilities or other matters referred to in and covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any officer or director of the Corporation may be entitled under any bylaw, agreement, vote of stockholders or otherwise, both as to action or inaction in his or her official capacity and as to action or inaction in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the General Corporation Law and any other applicable law, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

TENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware (together with the Court of Chancery, the “Delaware Courts” and, individually, a “Delaware Court”)) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to the Delaware Court having personal jurisdiction over the indispensable parties named as defendants therein. If any action or proceeding the subject matter of which is within the scope of this Article Tenth is filed in a court other than a Delaware Court (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the Delaware Courts in connection with any action brought in any such court to enforce this Article Tenth (an “Enforcement Action”) and (b) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any Person purchasing or otherwise acquiring any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Tenth.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation, which amends and restates the Corporation’s Amended and Restated Certificate of Incorporation, to be made, executed and acknowledged by its duly authorized officer this 28th day of January, 2025, as directed by and provided for in the Order of the United States Bankruptcy Court for the Southern District of Texas, dated January 24, 2025, confirming the First Amended Prepackaged Joint Plan of Reorganization of The Container Store Group, Inc. and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code under chapter 11 of the Bankruptcy Code.

THE CONTAINER STORE GROUP, INC.

By:	/s/ Jeffrey A. Miller
Name:	Jeffrey A. Miller
Title:	Authorized Signatory